Exhibit 2

Royal Olympic Cruise Lines Board Member Resigns Position

PIRAEUS, Greece, March 24, 2004 – Royal Olympic Cruise Lines (Nasdaq, ROCLF) today announced the resignation of Michael Jolliffe from its Board as of March 23, 2004.